EXHIBIT 10.2

HAMILTON LANE ADVISORS, L.L.C.
2016 CARRIED INTEREST PLAN
(Amended and Restated, Effective as of January 1, 2018)

1.
Purpose. The purpose of the Hamilton Lane Advisors, L.L.C. 2016 Carried Interest Plan, as herein amended and restated, effective as of January 1, 2018 (the “Hamilton Lane Advisors, L.L.C. 2016 Carried Interest Plan” or “Plan”), is to provide additional compensation to certain employees of Hamilton Lane Advisors, L.L.C. (the “Company”) based on the performance of certain investment funds and separate accounts managed by the Company. The Funds provide for the payment of carried interest to the Company or an Affiliate when the investments of the Funds generate profits in excess of specified thresholds. The Compensation Committee has determined to allocate 25% of the Carried Interest from the Funds to employees who are deemed to contribute materially to the Company’s financial success, including directly or indirectly, the management of the Funds. Such Employee Carry is to be allocated on an annual basis and held in specified Employee Carry Pools. Employee Carry Pools shall be reflected on the attached Schedule A, which may be updated by the Company to reflect any newly created annual pools. The remaining 75% of Carried Interest from the Funds will be included in the general revenues of the Company from operations.

2.	Definitions. As used in this Plan:

a.
"Affiliate” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such person and/or one or more Affiliates thereof. The term “Control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. The term “Affiliate” shall not include at any time any portfolio company of the Company or any of its Affiliates.

b.	“Award” means the amount of Employee Carry Pool points awarded to a Participant under this Plan.

c.
“Beneficiary” means a person or persons or legal entity designated by a Participant to receive payment after the Participant’s death of the proceeds of life insurance maintained by the Company for such Participant or, if no designation is made or if the designated Beneficiary predeceases the Participant, the Participant’s surviving spouse or, if none, the Participant’s estate.

d.	“Board” means the board of directors of Hamilton Lane Incorporated, the Company’s parent holding company and sole managing member.

e.
“Carried Interest” means profits and performance fees earned from Funds in excess of specified thresholds, in each case managed by the Company or an Affiliate and calculated in accordance with the governing documents of the applicable Fund. For the avoidance of doubt, Carried Interest shall not include any management, advisory, distribution management (including performance fees derived from distribution management accounts) or administration fees paid with respect to any Fund.

f.	“Carry Plan Committee” means the subcommittee created by the Compensation Committee tasked with certain responsibilities relating to administration of the Plan.

g.
“Cause” means in the case of a Participant, at the time of Termination of Employment or Service: (i) fraud or dishonesty in connection with the Participant’s employment or service, or theft, misappropriation or embezzlement of the Company’s and/or any Company Affiliate’s funds or other property; (ii) conviction, indictment, or the entering of a plea of nolo contendere with respect to any felony, crime involving fraud or misrepresentation, or any other crime (whether or not such felony or crime is connected with his or her employment or service) the effect of which in the judgment of the Company is likely to affect, materially and adversely, the Company and/or any Company Affiliate; (iii) abuse of alcohol or other drugs which materially interferes with the performance by the Participant of his or her duties, or the use of any illegal drugs or narcotics; or (iv) engaging in any Competition or breaching his or her Non-Competition Agreement while employed by, or providing services to, the Company or a Company Affiliate.

h.	“CEO” means the chief executive officer of Hamilton Lane Incorporated.

i.	“Company” is defined in Section 1.

j.	“Compensation Committee” means the compensation committee of the Company.

k.
“Competition” means any of the following activities: (i) engaging in, working for, providing services to, participating in the ownership, management, or operation of, or having a financial interest in any business engaged in the same or similar activities to those now or hereinafter carried on by the Company or any Company Affiliate (other than as a passive owner of not more than one percent (1%) of the outstanding publicly traded stock of any company in such business); (ii) interfering with the relationship of the Company or any Company Affiliate and any of its employees (including, but not limited to, causing, soliciting or otherwise helping another business to hire any employee of the Company or any Company Affiliate); (iii) directly or indirectly diverting (or attempting to divert) from the Company or any Company Affiliate any business in which the Company or any Company Affiliate has been actively engaged; (iv) interfering with the relationship of the Company or any Company Affiliate with any of their respective clients or prospective clients; or (v) disclosing (except in the good-faith performance of a Participant’s employment or services to the Company or any Company Affiliate) to any person (other than an employee of the Company, any Company Affiliate, and/or any of their respective authorized professional advisers), or using for himself or herself, any confidential proprietary information belonging to or relating to the Company or any Company Affiliate.

l.	“Confidentiality and Non-Disclosure” has the meanings and obligations as set forth in the Participant’s Confidentiality and Non-disclosure Agreement with the Company.

m.	“Employee Carry” means the 25% of the Carried Interest to be allocated to Participants.

n.
“Employee Carry Pool” means a new pool, created for the benefit of Participants each calendar year, which pool holds the Employee Carry with respect to an applicable Fund. The Employee Carry Pool shall be filled as follows: (i) for any separate accounts, 100% of the Employee Carry for such Fund in the year the separate account is first established, with subsequent amounts of Employee Carry for such Fund being allocated in the year any amendment becomes effective, and (ii) for any commingled products, 50% of the Employee Carry for such Fund in the year the Fund has its first closing, and the remaining 50% in the subsequent year.

o.	“Fund” means a commingled investment fund, single client investment fund, separate account or other client account managed by the Company or one or more of its Affiliates.

p.	“Grant Date” means the date on which an Award is granted to a Participant.

q.
“Key Employee” means any person, including an Officer, who is employed by the Company and/or its Affiliates on a full-time basis, who is compensated for such employment by a regular salary, and who is in a position to contribute materially to the Company’s financial success.

r.	“Officer” means any officer of Hamilton Lane Incorporated.

s.	“Participant” means any Key Employee to whom an Award has been granted under Section 5.

t.	“Plan” means the Hamilton Lane Advisors, L.L.C. 2016 Carried Interest Plan as amended and restated herein, and hereafter, as may be amended, from time to time.

u.	“Termination of Employment” means, with respect to any Participant, the Participant’s separation from service with the Company and/or its Affiliates for any reason, whether voluntary or involuntary.

3.	Administration.

a.
The Compensation Committee shall have the authority to administer, interpret, and/or authorize exceptions to the Plan. The Compensation Committee may delegate its responsibilities under the Plan to the Carry Plan Committee. The Carry Plan Committee (after consultation with relevant senior Company managers) will recommend to the Compensation Committee the creation of new Employee Carry Pools and all Awards, as well as any amendments relating to the Plan. Any Awards made under the Plan shall be conclusive and binding for all purposes of the Plan. No Participant who is a member of the Carry Plan Committee shall participate in any decision-making activities under the Plan that will in any way affect his or her own Award recommendation under the Plan. Final Awards will be reflected in a Compensation Committee resolution (or, if for the Chief Executive Officer, in a Board resolution). Participants who are awarded Employee Carry will receive award letters, a template of which is attached hereto as Schedule B (each, an “Award Letter”).

b.
No member of the Compensation Committee or the Carry Plan Committee shall be personally liable to any person by reason of any action taken or not taken by him or her with respect to the Plan or for any mistake of judgment made by him or her in his or her capacity as an administrator of the Plan. The Company shall indemnify and hold harmless each member of each such Committee, and each employee to whom any duty or power relating to the administration, interpretation or implementation of the Plan may be allocated or delegated against any cost or expense (including reasonable counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such person’s own fraud, violation of law and/or Company policies, self-dealing and/or willful misconduct.

4.
Participants. In order to be eligible to participate in the Plan, an individual must be a Key Employee. Subject to the provisions of the Plan, the Carry Plan Committee will: (i) initially determine whether an employee qualifies as a Key Employee and (ii) make recommendations to the Compensation Committee regarding identified Key Employees and proposed Award amounts to be granted under the Plan. Final determinations shall be reflected in a resolution of the Compensation Committee. Any recommended Award to the Chief Executive Officer, initially approved by the Compensation Committee, must then be submitted by the Compensation Committee to the Board for final approval.

5.	Calculation, Award and Vesting of Carried Interest.

a.
Carried Interest for each Fund, including the Employee Carry, shall be calculated by the Corporate Finance Department as and when the Company determines that the Fund has generated Carried Interest. The Company shall record all Carried Interest in a special ledger, reflected by the Corporate Finance Department, on a system maintained by it and/or its third party service provider. Should a third party service provider be retained, such fees, costs and expenses shall be paid by the Plan, out of the 25% allocation of Carried Interest from the Funds.

b.
Each Employee Carry Pool will consist of 100 points, with each point representing 1% of such pool. Awards of Employee Carry shall be made annually as of January 1 of that year, provided that Employee Carry may be allocated initially to either the Company or to the general partner of the Employee Carry Pool, as relevant, and awarded later to Participants. Forfeited Employee Carry awards may be re-awarded to other Key Employee(s). Awards in each case are to be made at the discretion of the Compensation Committee.

c.
Each Award shall specify the Employee Carry Pool year and the number of points awarded to the Participant. Except as further specified in this Section 5.c, Awards shall vest in five equal annual installments of 20% on each January 1 following the Award date. Awards granted under: (i) the Employee Carry Pools established in the years 2012 through 2014 shall vest over a period of two years, and (ii) the Employee Carry Pools established in the years 2015 through 2016, shall vest over a period of four years. The vesting schedule for an Award to a Participant who has not achieved the third anniversary of his or her hire date will be tolled until January 1 of the year commencing on or after such third anniversary, which shall count as the first vesting date, at which point the vesting schedule will commence as if first awarded on such January 1.

d.
Each Award will be communicated to the applicable Participant by his or her manager during fiscal year-end reviews in conjunction with compensation discussions or at other times as determined by the Company or Compensation Committee.

e.
The special ledger as referenced in Section 5.a above, shall reflect an Award account for each Participant. The Award account shall record the following information for each Award made to a Participant: (i) the name of the Participant; (ii) the amount of the Award granted to him or her (expressed in number of points); (iii) the Grant Date; and (iv) payment details. The Award account shall be maintained under the Plan solely for participant informational purposes.

6.
Payment of Cash Attributable to Awards. Payments of cash attributable to awards of Employee Carry shall be made out of the Employee Carry Pool either through the Company’s payroll system, net of required withholdings, or made directly, gross of taxes, except for required U.S. income tax withholdings for non-U.S. residents and, if applicable, any required state income tax withholdings for nonresidents of a state, according to the provisions set forth in Section 10. Payments will be made, at a minimum, annually by January 31st of the calendar year following the calendar year in which the Participant vests in the award (and no later than December 31st of such year), subject to Section 5. No Awards under the Plan shall be paid prior to vesting.

7.
Termination. Upon a Participant’s Termination of Employment or Service (for whatever reason) any Awards granted but unvested prior to the date of termination shall be automatically cancelled and forfeited; provided, however, that in the case of Termination of Employment or Service by reason of a Participant’s death, the Participant’s unvested amount shall be considered vested and will be payable to the Participant’s designated Beneficiary when Plan payments are made. Any Termination of Employment or Service of a Participant for Cause whose Awards have fully vested shall result in the cancellation of all Awards and a 100% forfeiture of any and all future amounts otherwise payable to Participant relating to such Awards. The obligations of the Participant regarding Confidentiality and non-Disclosure, non-Competition shall survive the Termination of Employment or Service. The determination of whether Termination of Employment or Service is for-Cause shall be made: (i) in the case of the CEO, by the Board, and (ii) in all other cases, by the CFO and/or General Counsel, taking into account, in each case, any additional definition of cause contained in a Participant’s Employment or Service Agreement (if any).

8.
Transferability. No Award payable under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, charge, or otherwise transfer or dispose of (“Transfer”) such Award shall be void. No Award shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such Award. If any Participant or Beneficiary shall become bankrupt or attempt to Transfer any Award, the Participant or Beneficiary’s right to receive payment with respect to such Award shall, in the discretion of the Company, cease and terminate. In such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant or his or her Beneficiary(ies), his or her spouse, children, or other dependents, or any of them, in such manner and in such proportions as the Carry Plan Committee may deem proper, in its sole and absolute discretion.

9.
Limitations. Participants shall acquire no rights hereunder except for the right to receive cash in payment of Awards in accordance with the terms of this Plan. Without limiting the generality of the foregoing, nothing contained in this Plan shall, or shall be construed to: (i) give any Key Employee any right to be awarded Carried Interest; (ii) give any Participant any rights whatsoever with respect to any equity in the Company; (iii) limit in any way the right of the Company and/or its Affiliate to terminate a Participant’s employment with the Company and/or its Affiliate at any time; or (iv) be evidence of any agreement or understanding, expressed or implied, that the Company and/or its Affiliate will employ a Participant in any particular position or at any particular rate of remuneration.

10.	Structure of Employee Carry Pools.

a.
Carried Interest from Funds (derived from separate accounts) consists of compensation income for the Company, and the payment of Employee Carry with respect to such amounts shall constitute wages for federal income tax purposes at the time of the payment thereof. Such payments shall be subject to all applicable withholding for federal, state and local income tax and FICA.

b.
Carried Interest from Funds (derived from commingled products and single client funds) constitute equity interests in such commingled products and single client funds, which are profits interests for Federal income tax purposes, as described in IRS Revenue Procedures 93-27 and 2001-43. All such Carried Interests from Funds that are received in a year shall be treated for Federal income tax purposes as owned by a partnership in which (except to the extent otherwise provided in Section 10.c below) the Company owns a 75% interest and the Participants own the remaining 25% interest in proportion to their respective points for the year. A separate partnership shall be created for each calendar year (the “Annual Profits Interest Partnership”). Each Participant shall be treated as receiving his interest in each such Annual Profits Interest Partnership on account of services such Participant is, and will be, rendering to such partnership in the capacity as a partner therein.

c.
To the extent, if any, that a Carried Interest from a Fund includes a capital interest as of the date that an interest in such Carried Interest is awarded to a Participant, that amount of capital shall be treated separately and in the same manner as Carried Interest from Funds (derived from separate accounts), as described in Section 10.a above. The Participant’s partnership interest in the Annual Profits Interest Partnership shall include only the profits interest portion of such Carried Interest.

d.	Any Carried Interest derived from Funds that do not fit within Section 10.a., b., or c. above will be treated as required by applicable tax law.

11.
Amendment and Termination of the Plan. The Compensation Committee may amend or terminate this Plan at any time; provided, however, that an amendment to or termination of this Plan shall not adversely affect the rights of Participants or Beneficiaries to payments in respect of any Award that has been granted prior to the date of such amendment or termination, without such Participant’s or Beneficiary’s written consent.

12.	Miscellaneous.

a.	This Plan is effective as of January 1, 2018.

b.
The Company shall have the right to deduct from all payments under this Plan any federal, state or local taxes required by law to be withheld with respect to such payments. Such withholding may be made from other amounts due from the Company to the Participant (including salary or bonus, deferred or otherwise) or upon any other event that would cause an Award to be deemed taxable compensation or wages to the Participant.

c.
The Company shall have the right to: (i) withhold from any Award or distribution to Participants any amount that, in the reasonable judgment of the Company, is needed to satisfy any clawback, reserve account or similar obligation to a Fund, and (ii) to require the Participant to return Awards and distributions made to the Participant hereunder to the extent necessary to satisfy any clawback or similar obligation to a Fund after taking into account amounts withheld pursuant to this clause (c).

d.
No amounts payable in respect of any Award or received by any Participant pursuant to this Plan, shall be included as “wages” or “salary” in determining the amount of any payment under any welfare benefit, pension plan, profit sharing plan, or any other employee benefit plan (e.g., life insurance or disability insurance) of the Company, unless specifically permitted by the terms of any such plan.

e.	This Plan and Awards granted hereunder shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of laws.

SCHEDULE A

EMPLOYEE CARRY POOLS

1.	2012-2014

2.	2015-2016

3.	2017

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SCHEDULE B

TEMPLATE AWARD LETTER

HAMILTON LANE ADVISORS, L.L.C.
2016 CARRIED INTEREST PLAN

AWARD AGREEMENT

This 2016 Carried Interest Plan Award Agreement (the “Agreement”) is entered into as of the Grant Date (as defined below) by and between the Employee (as defined below) and Hamilton Lane Advisors, L.L.C. (the “Company”). Unless otherwise defined herein, capitalized terms shall have the respective meanings set forth in the Plan (as defined below).

WITNESSETH THAT:

WHEREAS, the Company (and/or its Affiliates) manages the separate accounts and funds listed on Appendix A hereto (collectively, the “Funds”); and

WHEREAS, the Funds provide for the payment of Carried Interest to the Company and its Affiliates; and

WHEREAS, the Company has adopted the Hamilton Lane Advisors, L.L.C. 2016 Carried Interest Plan, as amended (the “Plan”), in order to grant to Key Employees the right to receive 25% of such Carried Interest (the “Employee Carry Pool”), subject to the vesting and other provisions of the Plan; and

WHEREAS, the Employee has been selected by the committee administering the Plan (the “Carry Plan Committee”) as a Key Employee eligible to receive an award under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Employee as follows:

1.Award. Subject to the terms of this Agreement and the Plan, the Employee is hereby granted points in the Employee Carry Pool, as described in paragraph 2.

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2.    Terms of Award.
(a)    The Employee is _______________.
(b)    The Employee Carry Pool year is ____________.
(c)    The Grant Date is ________________.
(d)    The number of points in the Employee Carry Pool granted under this Agreement is _______, with each point representing 1% of the Employee Carry Pool.
3.    Vesting Schedule.
(a)    Except as otherwise provided herein, the Employee’s Award shall vest in accordance with the following schedule:

Percentage of Award Vested	Vesting Date
20%
40%
60%
80%
100%

(b)    Upon Employee’s Termination of Employment for any reason, any portion of the Award not yet vested shall be automatically cancelled and forfeited; provided that in the case of Termination of Employment as a result of Employee’s death, the Employee’s unvested amount shall be considered vested and payable to the Employee’s designated Beneficiary when Plan payments are made.
(c)    Any for-Cause Termination of Employment after Employee’s Award has vested shall result in the cancellation of the Award and a forfeiture of 100% of any and all future amounts to be paid to Employee related to the Award.
4.    Payment of Cash Attributable to Awards. Payment of cash attributable to the Award shall be made out of the Employee Carry Pool either through the Company’s payroll system, net of required payroll taxes and other withholdings, or directly, gross of all applicable taxes. Payments will be made, at a minimum, annually by January 31st of the calendar year following the calendar year in which the Employee vests in the award (and no later than December 31st of such year).

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5.    Transferability. No Award made under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge or encumbrance, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or otherwise transfer or dispose of such Award shall be void.
6.    Amendment and Termination. This Agreement may be amended in accordance with the term of the Plan and may otherwise be amended by written agreement of the Employee and the Company without the consent of any other person.
7.    Company Rights. The Company has the right to (i) withhold from any payment hereunder any amount that, in the reasonable judgment of the Company, is needed to satisfy any clawback, reserve account or similar obligation to the Funds, and (ii) to require the Employee to return all payments made hereunder to the Employee to the extent necessary to satisfy any such clawback, reserve account or similar obligation to the Funds.
8.    Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Carry Plan Committee, and the Carry Plan Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Carry Plan Committee and any decision made by it with respect to the Agreement is final and binding on all parties. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.
9.    Not an Employment Contract. This Award will not confer on the Employee any right with respect to the continuance of employment or other service to the Company or any Affiliate, nor will it interfere in any way with any right the Company or any Affiliate would otherwise have to terminate or modify the terms of such Employee’s employment or other service at any time.
10.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Employee and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the transfer restrictions set forth in this Agreement and the Plan.
11.    Applicable Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania (without reference to principles of conflict of laws).
12.    Clawback Policy. Notwithstanding any other provision of this Agreement, the Award hereunder will be subject to any compensation recovery or clawback policy the Company adopts, including any policy required to comply with applicable law or listing standards, as such policy may be amended from time to time in the Company’s sole discretion.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this 2016 Carried Interest Plan Award Agreement on ______________________.

HAMILTON LANE ADVISORS, L.L.C.

By: ______________________________
Name
______________________________
Title

__________________________________
Employee
__________________________________
Address

APPENDIX A

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